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                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                             AND SUBSIDIARIES

                               EXHIBIT II

                  COMPUTATION OF EARNINGS PER COMMON SHARE
                  ----------------------------------------


                                       Six Months Ended              Three Months Ended
                                           April 30,                      April 30,
                                   2 0 0 0        1 9 9 9          2 0 0 0        1 9 9 9
                                   -------        -------          -------        -------

Basic and diluted earnings:
  Net loss                     $ (829,379)     $ (209,704)      $  (73,506)    $   (9,347)
                               ----------      ----------       ----------     ----------

Shares:
  Weighted common shares
   outstanding                  2,314,866       2,141,801        2,493,759      2,141,801


Total weighted shares
   outstanding                  2,314,866       2,141,801        2,493,759      2,141,801
                               ----------      ----------       ----------     ----------

Basic and diluted loss
 per common share              $     (.36)     $     (.10)      $     (.03)    $       --
                               ==========      ==========       ==========     ==========

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